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                                                              EXHIBIT 99.(c)(3)

                    [OUTBOARD MARINE CORPORATION LETTERHEAD]


                                                September 11, 1997


Mr. Timothy D. Leuliette
Vice Chairman
Detroit Diesel Corporation
13400 Outer Drive, West
Detroit, Michigan 48239

Dear Tim:

This acknowledges our agreement that, not withstanding anything to the contrary in the Agreement and Plan of Merger (the "Merger Agreement") among Detroit Diesel Corporation, OMC Acquisition Corp. and Outboard Marine Corporation (the "Company"), dated as of July 8, 1997, as amended to the date hereof, including the provisions of Section 10.1(e) of the Merger Agreement, the Merger Agreement shall be terminated effective immediately prior to the consummation, on or before 6:00 p.m. Eastern Time on September 12, 1997, of a tender offer by Greenmarine Acquisition Corp. ("Greenmarine") of not less than 90% of the then outstanding shares of common stock of the Company (including any such shares then owned by Greenmarine) at a price not less than $18.00 per share of the Company's common stock.

Sincerely,

OUTBOARD MARINE CORPORATION

/s/ Harry W. Bowman
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Harry W. Bowman
Chairman of the Board, President and Chief
  Executive Officer

ACCEPTED AND AGREED:

OMC ACQUISITION CORP.

/s/ Timothy D. Leuliette
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By: VICE CHAIRMAN
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DETROIT DIESEL CORPORATION

/s/ Timothy D. Leuliette
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By: VICE CHAIRMAN
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